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                                                                  Exhibit (b)(2)

LEGG MASON

Corporate Finance

Legg Mason Wood Walker, Incorporated
100 Light Street, 34th Floor, Baltimore, MD 21202
410-539-0000      Fax:  410-454-4508
Member New York Stock Exchange, Inc./Member SIPC


                                                        March 1, 2000


The General Partners of
Windsor Park Properties 6, A California Limited Partnership
c/o The Windsor Corporation
6160 South Syracuse Way
Greenwood Village, Colorado 80111

General Partners:

          We have been advised by the managing general partner (the "Managing General Partner") of Windsor Park Properties 6, A California Limited Partnership (the "Partnership"), that the Partnership intends to sell its one wholly-owned property and its partial ownership interests in five other properties (collectively, the "Properties") to N'Tandem Trust, a California business trust ("N'Tandem"), for an aggregate amount of $9,113,100 on terms and conditions more fully described in the consent solicitation statement (the "Consent Solicitation Statement") relating to the purchase and sale of the Properties (the transaction is referred to herein as the "Sale").

          You have requested our opinion, as investment bankers, as to the fairness to the limited partners (the "Limited Partners") of the Partnership, from a financial point of view, of the aggregate purchase price to be paid by N'Tandem in the Sale.

          In connection with our opinion, we have, among other things, reviewed:

          (i) the management agreement between the Partnership and the Managing General Partner and other agreements pertaining to the operation and management of the Properties;

          (ii)   the partnership agreement of the Partnership;

          (iii) the financial statements and the related filings of the Partnership on Form 10-K for the year ended December 31, 1998 and Form 10-Q for the nine months ended September 30, 1999;
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          (iv)   the NAREIT Index, the Morgan Stanley REIT Index, capital flows to public real estate investment trusts and other similar measures of operating performance and trading data of real estate investment trusts;

          (v) an analysis of comparable publicly traded real estate investment trusts;

          (vi)   the draft Consent Solicitation Statement;

          (vii) financial and operating forecasts and projections relating to the Partnership and schedules setting forth information relating to the outstanding debt attributable to the Properties and the number of outstanding units of limited partner interest in the Partnership prepared by the Managing General Partner or its represenatives;

          (viii) the appraisals of the Properties prepared by Whitcomb Real Estate, Inc; and

          (ix) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

          In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason on behalf of the Partnership and we have further relied upon the assurances of the Managing General Partner that it is unaware of any facts that would make the information provided to us incomplete or misleading. In performing our analyses, we relied, with your permission and without independent verification of their accuracy or fairness, on the discounts which the Managing General Partner provided to us for application to the appraised values of certain of the Properties to reflect the fact that the partnership owns only a partial interest therein.

          Legg Mason has also relied upon the Managing General Partner as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to us for the Partnership, and we have assumed such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of the Partnership. Neither the Managing General Partner nor the Partnership publicly discloses internal management forecasts and projections of the type provided to Legg Mason. Such forecasts and projections were not prepared with the expectation of public disclosure.
The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof.

          Legg Mason has not been requested to make, and has not made, an independent evaluation or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Partnership and, with the exception of the appraisal of the underlying properties of the Partnership referred to above, we have not been furnished with any such appraisals or evaluations. Estimates of value of the Partnership and its assets do not purport to be appraisals or necessarily reflect the prices at which the Partnership and assets may actually be sold. Because
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such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. We note that the Managing General Partner and N'Tandem are under common control of the parent of the Managing General Partner, and we have assumed that this potential conflict of interest had no effect on the Sale. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. We have also assumed that the Sale will be consummated on the terms and conditions described in the Consent Solicitation Statement, without any waiver of material terms or conditions by the Partnership.

          It is understood that this letter is directed to the General Partners. The opinion expressed herein is provided for the use of the General Partners in their evaluation of the Sale and our opinion does not constitute a recommendation to the General Partners or to any Limited Partner as to how such partners should vote or otherwise respond on the Sale. In addition, this letter does not constitute a recommendation of the Sale over any other alternative transaction which may be available to the Partnership and does not address the underlying business decision of the Managing General Partner to proceed with or effect the Sale. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason; provided that this opinion may be included in its entirety in any filing made by the Partnership or N'Tandem with the Securities and Exchange Commission with respect to the Sale.

          Legg Mason will receive a fee for providing this Opinion to the General Partners.

          Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the amount of consideration to be paid by N'Tandem in the Sale is fair to the Limited Partners from a financial point of view.

                                Very truly yours,

                                /s/ Legg Mason Wood Walker, Incorporated
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                                Legg Mason Wood Walker, Incorporated